Exhibit 99.1

Preformed Line Products Announces Financial Results For The Quarter Ended March 31, 2018

MAYFIELD VILLAGE, Ohio, May 4, 2018 /PRNewswire/ -- Preformed Line Products Company (NASDAQ: PLPC) today reported financial results for its first quarter ended March 31, 2018.

Net sales for the first quarter of 2018 were $98.1 million, an increase of 16%, compared to $84.6 million in the first quarter of 2017.

The Company posted net income for the first quarter of 2018 of $5.5 million, or $1.09 per share, compared to $1.5 million, or $.30 per share, in the first quarter of 2017.

Currency translation rates had a favorable impact on 2018 first quarter net sales of $2.7 million, with only a $.1 million favorable effect on net income. Additionally, gains on foreign currency transactions had a favorable impact of $.1 million on pre-tax income for the first quarter of 2018 compared to a $.2 million favorable impact for the same period in 2017.

Rob Ruhlman, Chairman and Chief Executive Officer, said, "The first quarter of 2018 marked our fourth consecutive quarter of double-digit sales growth. Leveraging our global manufacturing infrastructure allowed us to expand our profit margins during this period. Raw material cost increases, competitive pricing and an uncertain tariff picture point to a challenging future. We believe our goal of consistent, profitable growth is best served through our ongoing concentration on high-quality products and focused customer service."

Founded in 1947, Preformed Line Products is an international designer and manufacturer of products and systems employed in the construction and maintenance of overhead and underground networks for energy, communications and broadband network companies.

Preformed's world headquarters are in Cleveland, Ohio, and the Company operates two domestic manufacturing centers located in Rogers, Arkansas, and Albemarle, North Carolina. The Company serves its worldwide market through international operations in Argentina, Australia, Brazil, Canada, China, Colombia, England, France, Indonesia, Malaysia, Mexico, New Zealand, Poland, Russia, South Africa, Spain and Thailand.

This news release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding the Company, including those statements regarding the Company's and management's beliefs and expectations concerning the Company's future performance or anticipated financial results, among others. Except for historical information, the matters discussed in this release are forward-looking statements that involve risks and uncertainties which may cause results to differ materially from those set forth in those statements. Among other things, factors that could cause actual results to differ materially from those expressed in such forward-looking statements include the strength of the economy and demand for the Company's products and the mix of products sold, the relative degree of competitive and customer price pressure on the Company's products, the cost, availability and quality of raw materials required for the manufacture of products, and the Company's ability to continue to develop proprietary technology and maintain high quality products and customer service to meet or exceed new industry performance standards and individual customer expectations, and other factors described under the headings "Forward-Looking Statements" and "Risk Factors" in the Company's 2017 Annual Report on Form 10-K filed with the SEC on March 9, 2018 and subsequent filings with the SEC. The Annual Report on Form 10-K and the Company's other filings with the SEC can be found on the SEC's website at http://www.sec.gov. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

PREFORMED LINE PRODUCTS COMPANY
STATEMENTS OF CONSOLIDATED OPERATIONS

(In thousands, except per share data)	Three Months Ended March 31
	2018	2017

Net sales	$ 98,139	$ 84,569
Cost of products sold	66,621	59,904
GROSS PROFIT	31,518	24,665

Costs and expenses
Selling	8,861	8,284
General and administrative	10,916	10,329
Research and engineering	3,661	3,690
Other operating expense - net	335	104
	23,773	22,407

OPERATING INCOME	7,745	2,258

Other income (expense)
Interest income	95	104
Interest expense	(280)	(299)
Other income - net	69	55
	(116)	(140)

INCOME BEFORE INCOME TAXES	7,629	2,118

Income taxes	2,101	600

NET INCOME	$ 5,528	$ 1,518

BASIC EARNINGS PER SHARE
Net Income	$ 1.10	$ 0.30

DILUTED EARNINGS PER SHARE
Net Income	$ 1.09	$ 0.30

Cash dividends declared per share	$ 0.20	$ 0.20

Weighted-average number of shares outstanding - basic	5,046	5,118

Weighted-average number of shares outstanding - diluted	5,064	5,130

PREFORMED LINE PRODUCTS COMPANY
CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
(Thousands of dollars, except share and per share data)	2018	2017

ASSETS
Cash and cash equivalents	$ 45,488	$ 44,358
Accounts receivable, less allowances of $3,302 ($3,325 in 2017)	77,421	73,972
Inventories - net	83,342	77,886
Prepaids	8,932	8,700
Other current assets	2,592	2,214
TOTAL CURRENT ASSETS	217,775	207,130

Property, plant and equipment - net	109,836	108,598
Other intangibles - net	9,818	10,020
Goodwill	16,622	16,544
Deferred income taxes	7,908	7,774
Other assets	14,002	9,719

TOTAL ASSETS	$ 375,961	$ 359,785

LIABILITIES AND SHAREHOLDERS' EQUITY

Trade accounts payable	$ 27,653	$ 25,141
Notes payable to banks	1,835	864
Current portion of long-term debt	1,448	1,448
Accrued compensation and amounts withheld from employees	11,653	11,461
Accrued expenses and other liabilities	19,003	23,919
TOTAL CURRENT LIABILITIES	61,592	62,833

Long-term debt, less current portion	43,793	34,598
Other noncurrent liabilities and deferred income taxes	23,555	23,817

SHAREHOLDERS' EQUITY
Shareholders' equity:
Common shares - $2 par value, 15,000,000 shares authorized, 5,048,758 and
5,038,207 issued and outstanding, as of March 31, 2018 and December 31, 2017	12,635	12,593
Common shares issued to rabbi trust, 289,138 and 289,026 shares at
March 31, 2018 and December 31, 2017, respectively	(11,849)	(11,834)
Deferred Compensation Liability	11,849	11,834
Paid-in capital	30,576	29,734
Retained earnings	316,275	311,765
Treasury shares, at cost, 1,268,976 and 1,258,069 shares at
March 31, 2018 and December 31, 2017, respectively	(68,948)	(68,115)
Accumulated other comprehensive loss	(43,517)	(47,440)
TOTAL SHAREHOLDERS' EQUITY	247,021	238,537

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 375,961	$ 359,785

CONTACT: Michael A. Weisbarth, Preformed Line Products, (440) 473-9246